Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2024 Third Quarter Results

MALVERN, Pa. (November 5, 2024) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2024 third quarter ended September 28, 2024.
Third Fiscal Quarter Highlights (comparisons are to the comparable period a year ago):
•Revenues of $75.7 million decreased 11.8%.
•Gross profit margin was 40.0%, as compared to 41.9%.
•Adjusted gross profit margin* was 40.0%, as compared to 42.1%.
•Operating margin was 5.1%, as compared to 9.6%.
•Adjusted operating margin* was 5.2%, as compared to 11.2%.
•Diluted net loss per share of $(0.10) compared to $0.46.
•Adjusted diluted net earnings per share* of $0.19 compared to $0.47.
•EBITDA* was $5.1 million with an EBITDA margin* of 6.7%.
•Adjusted EBITDA* was $8.1 million with an adjusted EBITDA margin* of 10.7%.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Total revenue in the third quarter was fairly stable sequentially, as trends across our markets remained mixed. Some of our cyclical markets such as steel and consumer were soft, while orders in test and measurement and avionics, military & space were higher. Total orders of $68.6 million declined 6.7% sequentially and resulted in a book-to-bill of 0.91."

Mr. Shoshani said: "We continue to focus on our long-term strategies for organic growth, as well as to look for additional opportunities to add high-quality businesses to our platform like our recent acquisition of Nokra. As we continue to streamline our operations mainly in the Sensors and Weighing Solutions segments, we believe our operating model and our solid balance sheet positions us to achieve significant operating returns and cash flow as revenues recover."
Third Fiscal Quarter and Nine Month Financial Trends:
The Company's third fiscal quarter 2024 net loss attributable to VPG stockholders was $(1.4) million, or $(0.10) per diluted share, compared to $6.3 million, or $0.46 per diluted share, in the third fiscal quarter of 2023. Included in the third quarter 2024 pre-tax earnings was a loss of $2.9 million related to unrealized foreign currency effects.
In the nine fiscal months ended September 28, 2024, net earnings attributable to VPG stockholders were $9.1 million, or $0.68 per diluted share, compared to $21.5 million, or $1.57 per diluted share, in the nine fiscal months ended September 30, 2023.
The third fiscal quarter 2024 adjusted net earnings* were $2.5 million, or $0.19 per adjusted diluted net earnings per share*, compared to $6.4 million, or $0.47 per adjusted diluted net earnings per share* in the third fiscal quarter of 2023.
In the nine fiscal months ended September 28, 2024, adjusted net earnings* were $12.3 million, or $0.92 per adjusted diluted net earnings per share*, compared to $21.4 million, or $1.57 per adjusted diluted net earnings per share* in the nine fiscal months ended September 30, 2023.

Segment Performance:
The Sensors segment revenue of $28.2 million in the third fiscal quarter of 2024 decreased 13.3% from $32.5 million in the third fiscal quarter of 2023. Sequentially, revenue decreased 2.3% compared to $28.9 million in the second fiscal quarter of 2024. The year-over-year decrease in revenues was primarily attributable to lower sales of precision resistors in the Test and Measurement and Avionics, Military and Space ("AMS") markets. Sequentially, the decrease primarily reflected lower sales of advanced sensors in the Other markets, mainly for consumer applications, which was partially offset by higher sales of precision resistors in the AMS and Test and Measurement end markets.
Gross profit margin for the Sensors segment was 31.0% for the third fiscal quarter of 2024. Gross profit margin decreased compared to 35.9% in the third fiscal quarter of 2023 and 38.3% in the second fiscal quarter of 2024. The year-over-year decrease in gross profit margin was primarily due to lower volume. Sequentially, the lower gross profit margin was primarily due to lower volume and temporary operational and labor inefficiencies.
The Weighing Solutions segment revenue of $25.2 million in the third fiscal quarter of 2024 decreased 13.1% compared to $29.0 million in the third fiscal quarter of 2023 and was 8.3% lower than $27.4 million in the second fiscal quarter of 2024. The year-over-year decrease in revenues was mainly attributable to lower sales in our Transportation and Industrial Weighing markets, as well as in our Other markets primarily for precision agriculture and medical applications. Sequentially, the decrease in revenues was primarily attributable to lower sales in the Industrial Weighing, Transportation, and Other markets.

Gross profit margin for the Weighing Solutions segment was 35.1% for the third fiscal quarter of 2024, which decreased compared to 38.7% in the third fiscal quarter of 2023 and 37.6% in the second fiscal quarter of 2024. The year-over-year and sequential decrease in gross profit margin were primarily due to lower volume and unfavorable product mix.
The Measurement Systems segment revenue of $22.4 million in the third fiscal quarter of 2024 decreased 8.2% year-over-year from $24.4 million in the third fiscal quarter of 2023 and was 6.2% higher than $21.0 million in the second fiscal quarter of 2024. The year-over-year decrease was primarily attributable to decreased revenue in the Steel, Transportation, and in our Other markets. Sequentially, the increase in revenue was primarily due to higher sales of Diversified Technical Systems Inc. ("DTS") products in the AMS and Transportation markets.
Gross profit margin for the Measurement Systems segment was 56.8%, compared to 53.6% (or 54.5% reflecting an adjustment to exclude $214 thousand of purchase accounting adjustment related to the DTS and Dynamic System Inc. ("DSI") acquisitions), in the third fiscal quarter of 2023, and 52.4% in the second fiscal quarter of 2024. The year-over-year increase in adjusted gross profit margin* was due to favorable product mix which offset the impact from lower volume. The sequentially higher adjusted gross profit margin* reflected higher volume and favorable product mix.

Near-Term Outlook
“Given our backlog and the current market conditions, we expect net revenues to be in the range of $70 million to $78 million for the fourth fiscal quarter of 2024, at constant third fiscal quarter 2024 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisition. We define "adjusted operating margin" as operating margin before purchase accounting adjustment related to the DTS and DSI acquisitions, and restructuring costs and severance costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustment related to the DTS and DSI acquisitions, restructuring costs and severance costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustment related to the DTS and DSI acquisitions, restructuring costs and severance costs, and foreign currency exchange gains and losses.
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable

GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, November 5, 2024 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 148407, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 378501. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.
Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this report, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 28, 2024	September 30, 2023
Net revenues	$75,727	$85,854
Costs of products sold	45,467	49,919
Gross profit	30,260	35,935
Gross profit margin	40.0%	41.9%

Selling, general and administrative expenses	26,337	26,558
Restructuring costs	82	1,153
Operating income	3,841	8,224
Operating margin	5.1%	9.6%

Other (expense) income :
Interest expense	(648)	(1,119)
Other	(2,646)	1,671
Other (expense) income	(3,294)	552

Income before taxes	546	8,776

Income tax expense	1,874	2,419

Net (loss) earnings	(1,328)	6,357
Less: net earnings attributable to noncontrolling interests	23	77
Net (loss) earnings attributable to VPG stockholders	$(1,351)	$6,280

Basic (loss) earnings per share attributable to VPG stockholders	$(0.10)	$0.46
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.10)	$0.46

Weighted average shares outstanding - basic	13,254	13,600
Weighted average shares outstanding - diluted	13,254	13,686

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 28, 2024	September 30, 2023
Net revenues	$233,869	$265,520
Costs of products sold	136,108	153,674
Gross profit	97,761	111,846
Gross profit margin	41.8%	42.1%

Selling, general and administrative expenses	80,232	80,472
Restructuring costs	864	1,431
Operating income	16,665	29,943
Operating margin	7.1%	11.3%

Other (expense) income :
Interest expense	(1,925)	(3,195)
Other	915	2,965
Other (expense) income	(1,010)	(230)

Income before taxes	15,654	29,713

Income tax expense	6,508	8,023

Net earnings	9,146	21,690
Less: net earnings attributable to noncontrolling interests	3	210
Net earnings attributable to VPG stockholders	$9,143	$21,480

Basic earnings per share attributable to VPG stockholders	$0.68	$1.58
Diluted earnings per share attributable to VPG stockholders	$0.68	$1.57

Weighted average shares outstanding - basic	13,367	13,596
Weighted average shares outstanding - diluted	13,405	13,670

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 28, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,077	$83,965
Accounts receivable, net	52,821	56,438
Inventories:
Raw materials	34,027	33,973
Work in process	28,275	26,594
Finished goods	26,000	27,572
Inventories, net	88,302	88,139

Prepaid expenses and other current assets	20,137	14,520
Total current assets	242,337	243,062

Property and equipment:
Land	4,186	4,154
Buildings and improvements	73,759	72,952
Machinery and equipment	133,281	131,738
Software	10,198	9,619
Construction in progress	10,761	11,379
Accumulated depreciation	(145,391)	(139,206)
Property and equipment, net	86,794	90,636

Goodwill	45,610	45,734
Intangible assets, net	41,807	44,634
Operating lease right-of-use assets	25,239	26,953
Other assets	20,739	20,547
Total assets	$462,526	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 28, 2024	December 31, 2023
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,986	$11,698
Payroll and related expenses	17,819	18,971
Other accrued expenses	21,989	22,427
Income taxes	1,150	4,524
Current portion of operating lease liabilities	4,053	4,004
Total current liabilities	54,997	61,624

Long-term debt	31,383	31,856
Deferred income taxes	3,645	3,490
Operating lease liabilities	20,645	22,625
Other liabilities	14,145	14,770
Accrued pension and other postretirement costs	7,054	7,276
Total liabilities	131,869	141,641

Equity:
Common stock	1,336	1,330
Class B convertible common stock	103	103
Treasury stock	(25,335)	(17,460)
Capital in excess of par value	202,872	202,672
Retained earnings	191,209	182,066
Accumulated other comprehensive loss	(39,564)	(38,869)
Total Vishay Precision Group, Inc. stockholders' equity	330,621	329,842
Noncontrolling interests	36	83
Total equity	330,657	329,925
Total liabilities and equity	$462,526	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine Fiscal Months Ended
	September 28, 2024	September 30, 2023
Operating activities
Net earnings	$9,146	$21,690
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,771	11,559
Loss (gain) on sale of property and equipment	(154)	38
Share-based compensation expense	1,060	1,885
Inventory write-offs for obsolescence	1,722	1,567
Deferred income taxes	512	691
Foreign currency impacts and other items	(1,213)	(2,755)
Net changes in operating assets and liabilities:
Accounts receivable	3,340	1,604
Inventories	(1,816)	(7,811)
Prepaid expenses and other current assets	(5,576)	1,990
Trade accounts payable	(743)	(1,151)
Other current liabilities	(3,921)	(1,082)
Other non current assets and liabilities, net	(767)	(170)
Accrued pension and other postretirement costs, net	(322)	(945)
Net cash provided by operating activities	13,039	27,110

Investing activities
Capital expenditures	(6,965)	(9,848)
Proceeds from sale of property and equipment	647	50
Net cash used in investing activities	(6,318)	(10,798)

Financing activities
Payments on revolving facility	—	(7,000)
Debt issuance costs	(569)	—
Purchase of treasury stock	(7,815)	(1,196)
Distributions to noncontrolling interests	(50)	(138)
Payments of employee taxes on certain share-based arrangements	(860)	(825)
Net cash used in financing activities	(9,294)	(9,159)
Effect of exchange rate changes on cash and cash equivalents	(315)	(1,083)
(Decrease) Increase in cash and cash equivalents	(2,888)	6,070

Cash and cash equivalents at beginning of period	83,965	88,562
Cash and cash equivalents at end of period	$81,077	$94,632

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$1,354	$1,204
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	60	—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net (Loss) Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
As reported - GAAP	$30,260	$35,935	$3,841	$8,224	$(1,351)	$6,280	$(0.10)	$0.46
As reported - GAAP Margins	40.0%	41.9%	5.1%	9.6%
Acquisition purchase accounting adjustments	—	214	—	214	—	214	—	0.02
Restructuring costs	—	—	82	1,153	82	1,153	0.01	0.08
Foreign currency exchange gain (loss)	—	—	—	—	2,912	(1,283)	0.22	(0.09)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(839)	(77)	(0.06)	—
As Adjusted - Non GAAP	$30,260	$36,149	$3,923	$9,591	$2,482	$6,441	$0.19	$0.47
As Adjusted - Non GAAP Margins	40.0%	42.1%	5.2%	11.2%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Nine fiscal months ended	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
As reported - GAAP	$97,761	$111,846	$16,665	$29,943	$9,143	$21,480	$0.68	$1.57
As reported - GAAP Margins	41.8%	42.1%	7.1%	11.3%
Acquisition purchase accounting adjustments	—	304	—	304	—	304	—	0.02
Restructuring costs	—	—	864	1,431	864	1,431	0.06	0.11
Severance cost	—	—	347	—	347	—	0.03	—
Foreign currency exchange gain (loss)	—	—	—	—	34	(2,139)	—	(0.16)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(1,913)	(357)	(0.14)	(0.03)
As Adjusted - Non GAAP	$97,761	$112,150	$17,876	$31,678	$12,301	$21,433	$0.92	$1.57
As Adjusted - Non GAAP Margins	41.8%	42.2%	7.6%	11.9%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	September 28, 2024	September 30, 2023	June 29, 2024
Sensors
As reported - GAAP	$8,730	$11,681	$11,066
As reported - GAAP Margins	31.0%	35.9%	38.3%
As Adjusted - Non GAAP	$8,730	$11,681	$11,066
As Adjusted - Non GAAP Margins	31.0%	35.9%	38.3%

Weighing Solutions
As reported - GAAP	$8,840	$11,207	$10,310
As reported - GAAP Margins	35.1%	38.7%	37.6%
As Adjusted - Non GAAP	$8,840	$11,207	$10,310
As Adjusted - Non GAAP Margins	35.1%	38.7%	37.6%

Measurement Systems
As reported - GAAP	$12,690	$13,047	$11,031
As reported - GAAP Margins	56.8%	53.6%	52.4%
Acquisition purchase accounting adjustments	—	214	—
As Adjusted - Non GAAP	$12,690	$13,261	$11,031
As Adjusted - Non GAAP Margins	56.8%	54.5%	52.4%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	September 28, 2024	September 30, 2023	June 29, 2024
Net (loss) earnings attributable to VPG stockholders	$(1,351)	$6,280	$4,603
Interest Expense	648	1,119	649
Income tax expense	1,874	2,419	2,316
Depreciation	2,988	2,954	2,992
Amortization	925	880	924
EBITDA	5,084	$13,652	$11,484
EBITDA MARGIN	6.7%	15.9%	14.8%
Acquisition purchase accounting adjustments	—	214	—
Restructuring costs	82	1,153	—
Foreign currency exchange gain (loss)	2,912	(1,283)	(1,289)
ADJUSTED EBITDA	$8,079	$13,736	$10,195
ADJUSTED EBITDA MARGIN	10.7%	16.0%	13.2%